CONFIDENTIAL MEMORANDUM

TO: Compensation Committee of the Board of Directors
FROM: Rick Hayes-Roth
SUBJECT: 2000 Objectives and Executive Incentive Compensation
DATE: November 22, 1999

Situation:
     We had a very productive 1999. Highlights included moving TEKC to the Nasdaq SmallCaps market, regaining our backlog, developing a vertical subsidiary
- GlobalStake.com, and building our commercial E-Commerce business from 1% of revenues to 20% of revenues by Q3 99. On the stock front, the temporary peak was $6/share, with a low of $3.80/share.

     In 1999, we said: "the company will need to regain lost ground in the government services arena and convert its E-Commerce investments into a viable commercial services business that can be leveraged by 3rd party product sales. Overall, our single biggest objective in `99 is to grow the company's base of both government and 3rd party product-leveraged commercial services. We will also continue the search for a small-firm acquisition that exploits our NOL asset." On the commercial front, this mission was accomplished by hiring Rodney Robinson. A well-oiled team from Edify and elsewhere followed soon after. This team is disciplined and committed to both profitability and rapid growth. They delivered 20% of Teknowledge's revenues in Q3. Teknowledge now has a first-rate E-Commerce team--the challenge will be retaining them. They joined Teknowledge because they saw that it has smart people, a long track record of profitability, and a sleepy stock price that could be driven much higher via multiple commercial E-Commerce projects with the associated revenues and profitability. They want in on that ride, and have already threatened to leave if they are deprived of it via high government business rates, or having their profits washed out by losses from GlobalStake.com. We are planning to get Tek's investment in GlobalStake below the 20% threshold in 4Q99 to cut Teknowledge free of GlobalStake losses.

     GlobalStake is another large upside opportunity. The real estate market is huge and only superficially serviced by the web. It now appears that GlobalStake will not have first or second mover position in discount real estate transactions. Those honors go to zipReality.com and HomesThatClick.com. No doubt others are on the way. GlobalStake probably has the most comprehensive offering planned. No doubt it will be a battle for first, second, and third place in the market. Neil has talked to a half dozen potential investors, and none of them has jumped in with big investments yet. Some are still considering it. Most agree that the market will evolve on the web, but some doubt our rapid growth model that has us at $680M in cumulative profits at the end of year 5, and others think that the real estate companies will move faster than the brokerage companies did to cannibalize their businesses. So, GlobalStake will plan to raise investment money in 4Q99. It is apparent from the speed of the market that GlobalStake will have to accelerate to have any chance of dominating its market.

     This probably means five things: 1) raising more capital, 2) giving away a larger stake than anticipated, 3) larger losses than anticipated, 4) hiring the new execs and staff faster, 5) cutting the company free faster to focus exclusively on the on-line real estate market. Given the need for larger than anticipated losses, this increases the risk to the parent company considerably. We do not want the needs of the parent to limit the growth or competitiveness of GlobalStake. On the other hand, we do not want the needs of GlobalStake to trash the business of the parent company. TEKC faces the total loss of its E-Commerce business if GlobalStake losses roll-up to the parent. GlobalStake's competitiveness will suffer if TEKC is limiting investment and maximum deployment velocity in order to protect its profitability. This suggested the need for an earlier than anticipated separation, to be achieved by a change of management and separation of control.

     As a result, a single Executive (NJ) will now staff the former two-man office of the CEO/President. We have promoted Benedict O'Mahoney to Vice President to reflect his excellent performance as corporate counsel and director of administration. Over time, Neil will need to identify and groom additional executive talent. But that is not considered a top priority for the coming year.

     Our patent portfolio is aging, and in need of being exercised or abandoned as worthless. Our attempts to extract royalties from SAP resulted in us being sued by and counter suing SAP. If SAP fails to prevail in a summary judgment case in the Delaware courts, they will probably settle with us. If that happens, others may follow their example.

Goals for 2000:
     -  Increase  the  market  cap of  Teknowledge  in 2000 by 25%
     -  Develop a profitable E-Commerce service business that is 40% of revenues
     -  Complete the  launch of  GlobalStake.com
     -  Replenish  and  build up the  backlog
     -  Leverage the patent portfolio

Objectives:
       1. Cash gating factor constraint. Cash on hand at end of year (12/31/00) must exceed $2.0M.
 [15%] 2. Profit. Achieve 9% EBIT.
 [15%] 3. Bookings. Land $15M in new bookings that are earnable within 18 months of notice of award.
 [15%] 4. Commercial business. Record $5M of E-Commerce revenue.
 [5%]  5. Licensing.  Produce $500K in patent  license fees and at least break even after expenses.
 [10%] 6. Launch GlobalStake.com. Help the company launch in 1Q00 and retain more than 19% ownership.

Base compensation:
I am recommending that we raise base compensation for the new Chairman/CEO (NJ) by 27.2% in 2000. This new salary would be approximately halfway between the salary Neil received in 1999 as President and that RHR received in 1999 as CEO. The base plan would be:

       Basic Contract                                                NJ
         Base salary:                                          $195,000
         Severance:                                           12 months
         Change of control:                                   24 months
Note specifically that I am recommending this new salary be implemented on 11/22/99, consistent with NJ's promotion, assuming that is approved.

Specific gating factor and performance factors:
     As in the last few years, I suggest adopting a gating factor based on "cash on hand" at 12/31/00. This gating factor (GF) can scale from 0 to 1 and is a multiplier on each individual performance factor. We are currently running between a high of approximately $3M and a low of approximately $2.1M, but we have promised approximately $1.2M to GlobalStake.com. The proposed gating factor would be 0 below $1M, and then scale linearly from 0.2 at $1M to 1.0 at $2.0M (or above). This includes all items in the budget but excludes any potential extraordinary financing, DCAA adjustments contrary to our accountants' interpretations, or unplanned board-authorized expenses.

     This year I am recommending retaining the target bonus at 60% of base salaries. This reflects the need to add additional objectives to maintain a viable Teknowledge while spinning-off GlobalStake.com. This is a real challenge.

     Profit: Target factor would be 15% at 9% EBIT. It would scale linearly from 0% at 0 EBIT or below to 15% at 9% EBIT, and then from 15% at 9% EBIT to 30% at 13.5% EBIT or higher.

     Bookings: Target factor would be 15% for $15M in backlog for business awarded in 1999 which is earnable within 18 months after award. Revenues produced from earlier year awards not previously considered part of "bookings" for calculating this factor would be considered bookings for this purpose. Target factor would scale linearly from 5% at $7.5M to 15% at $15M, and then linearly from 15% at $15M to 30% at $22.5M or higher.

     E-commerce business line: Target factor would be 15% for $5M in revenue earned. It would scale linearly from 5% for $2M to 15% for $5M, and would scale linearly from 15% for $5M to 30% for $7.5M or above. This commercial revenue could be earned via Teknowledge employees and contractors.

     Patent fees: Target factor would be 5% for $500K in patent licensing revenue earned, conditional upon a non-negative associated net income. It would scale linearly from 2.5% for $200K to 5% for $500K, and would scale linearly from 5% for $500K to 10% for $750K or higher.

     GlobalStake.com spinout: Target factor would be 10% for launch of GlobalStake. Com as a competent, additionally funded, and independent company during the first quarter (NLT 3/31/00). In all cases, the percentage of the company retained for Teknowledge must be at least an undilutable 19%. The target factor would vary by month of business launch, as follows: June 2000 = 2.5%, May 2000 = 5%, April 2000 = 7.5%, March 2000 = 10.%, February 2000 = 14%, January
2000 = 20%. While Teknowledge has no influence or direct control over GlobalStake.com, we have agreed to provide them facilities and support as part of their startup, and we may be able to help them succeed in other ways by providing commercial products or services that they need.

Resolution of the Compensation Committee of the Board of Directors:

We agree to implement the 2000 Exec Compensation plan as described in this November 22, 1999 memorandum from Rick Hayes-Roth.


Agreed:


/s/ Neil Jacobstein
---------------------------------
Neil Jacobstein, Chairman and CEO

Approved:


/s/ James Workman
-----------------------------------------------
James Workman, Chairman, Compensation Committee